Subject to Completion Preliminary Term Sheet dated November 20, 2007	Filed Pursuant to Rule 433 Registration No. 333-132911

Units	Expected Pricing Date*	November , 2007
Notes Linked to the TOPIX® Index	Settlement Date*	November , 2007
Due January , 2009	Maturity Date*	January , 2009
$10 principal amount per unit	CUSIP No.
Term Sheet No.

Merrill Lynch & Co., Inc.

•        4-to-1 upside exposure, subject to a cap of between 23.00% to 27.00%

•        A maturity of approximately 14 months

•        1-to-1 downside exposure, with no downside limit

•        No listing on any securities exchange

•        No periodic interest payments

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement LN-1.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in November or December, the settlement date may occur in November or December and the maturity date may occur in January or February. Any reference in this term sheet to the month in which the settlement date or maturity date will occur is subject to change as specified above.

TOPIX Index Value and the TOPIX Trademarks are subject to the rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX Index such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Trademarks.

Merrill Lynch & Co.

November     , 2007

Summary

The Notes Linked to the TOPIX® Index due January     , 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide a leveraged return for investors, subject to a cap, if the level of the TOPIX® Index (the “Index”) increases moderately from the Starting Value of the Index on the Pricing Date to the Ending Value of the Index determined on valuation dates shortly prior to the Maturity Date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a repayment that may be less, and potentially significantly less, than the original public offering price of the Notes.

Terms of the Notes	Determining Payment at Maturity for the Notes

Notes Linked to the TOPIX® Index	TS-2

Hypothetical Payout Profile

This table reflects the hypothetical returns on the Notes, assuming a Capped Value of 25.00%, the midpoint of the range of 23.00% and 27.00%. The yellow line reflects the hypothetical returns on the Notes, while the dashed blue line reflects the return of an investment in the Index.

This table has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are three examples of payment at maturity calculations, assuming a hypothetical Starting Value of 1,471.67, the level of the Index on November 16, 2007, and a Capped Value of $12.50, the midpoint of the range of $12.30 and $12.70.

Example 1—The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value: 1,471.67

Hypothetical Ending Value: 1,177.34

$10 ×	(1,177.34)	= $8.00
1,471.67

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is 103% of the hypothetical Starting Value:

Hypothetical Starting Value: 1,471.67

Hypothetical Ending Value: 1,515.82

$10 +	($40 x	(1,515.82 - 1,471.67))	= $11.20
1,471.67

Payment at maturity (per unit) = $11.20

Example 3—The hypothetical Ending Value is 120% of the hypothetical Starting Value:

Hypothetical Starting Value: 1,471.67

Hypothetical Ending Value: 1,766.00

$10 +	($40 x	(1,766.00 - 1,471.67))	= $18.00
1,471.67

Payment at maturity (per unit) = $12.50         (Payment at maturity cannot be greater than the Capped Value)

Notes Linked to the TOPIX® Index	TS-3

The following table illustrates, for a hypothetical Starting Value of 1,471.67 (the closing level of the Index on November 16, 2007) and a range of hypothetical Ending Values of the Index:

•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date per unit;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•	the pretax annualized rate of return of an investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 1.483% per annum, as more fully described below.

The table below assumes a Capped Value of $12.50, the midpoint of the range of $12.30 and $12.70.

Hypothetical Ending Value	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)
735.84	-50.00%	$5.00	-50.00%	-51.28%	-49.51%
883.00	-40.00%	$6.00	-40.00%	-39.23%	-37.56%
1,030.17	-30.00%	$7.00	-30.00%	-28.28%	-26.67%
1,177.34	-20.00%	$8.00	-20.00%	-18.19%	-16.64%
1,324.50	-10.00%	$9.00	-10.00%	-8.81%	-7.29%
1,353.94	-8.00%	$9.20	-8.00%	-7.00%	-5.49%
1,383.37	-6.00%	$9.40	-6.00%	-5.22%	-3.72%
1,412.80	-4.00%	$9.60	-4.00%	-3.46%	-1.96%
1,442.24	-2.00%	$9.80	-2.00%	-1.72%	-0.23%
1,471.67 (3)	0.00%	$10.00	0.00%	0.00%	1.49%
1,501.10	2.00%	$10.80	8.00%	6.69%	3.18%
1,530.54	4.00%	$11.60	16.00%	13.10%	4.86%
1,559.97	6.00%	$12.40	24.00%	19.26%	6.51%
1,589.40	8.00%	$12.50 (4)	25.00%	20.01%	8.16%
1,618.84	10.00%	$12.50	25.00%	20.01%	9.78%
1,766.00	20.00%	$12.50	25.00%	20.01%	17.65%
1,913.17	30.00%	$12.50	25.00%	20.01%	25.16%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from November 17, 2007 to January 17, 2009, a term expected to be equal to that of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 1.483% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Starting Value, the closing level of the Index on November 16, 2007. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed $12.50 (the midpoint of the range of $12.30 and $12.70).

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value and term of your investment.

Notes Linked to the TOPIX® Index	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Index.

•	Amounts payable on the Notes may be limited by State law.

•

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

•	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

•	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.

•	Your return may be affected by factors affecting international securities markets.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Purchases and sales by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Investor Considerations

You may wish to consider an investment in the Notes if:

•	You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

•	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

•	You accept that the return on the Notes will not exceed the Capped Value.

•	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You want exposure to the Index with no expectation of dividends or other benefits of owning the underlying securities.

•	You are willing to accept that a trading market for the Notes is not expected to develop.

The Notes may not be appropriate investments for you if:

•

You anticipate that the Index will depreciate from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

•	You are seeking principal protection or preservation of capital.

•	You seek a return on your investment that will not be capped at a percentage that will be between 23.00% and 27.00%.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends paid on the stocks included in the Index.

•	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Notes Linked to the TOPIX® Index	TS-5

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

Notes Linked to the TOPIX® Index	TS-6

The Index

The TOPIX® Index

All disclosure contained in this term sheet regarding the TOPIX® Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

General

The TOPIX® Index was developed by the Tokyo Stock Exchange (the “TSE”). Publication of the TOPIX® Index began on July 1, 1969, based on an initial Index value of 100 at January 4, 1968. The TOPIX® Index is computed and published every 15 seconds via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

The component stocks of the TOPIX® Index consist of all common Japanese stocks listed on the First Section of the TSE. The TOPIX® Index measures changes in the aggregate market value of these stocks. The TSE Japanese stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. Second Section stocks are reviewed at the end of each business year to assess whether or not they meet the criteria for transfer to the First Section. The component stocks of the TOPIX® Index are determined based on market capitalization and liquidity. Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

The TOPIX® Index is a market capitalization-weighted index, with the market price of each component stock multiplied by the number of shares listed. The TSE is responsible for calculating and maintaining the TOPIX® Index, and can add, delete or substitute the stocks underlying the TOPIX® Index or make other methodological changes that could change the value of the TOPIX® Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX® Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section. As of October 31, 2007, stocks of 1,743 Japanese companies were assigned to the First Section of the TSE and stocks of 469 companies were assigned to the Second Section.

The TOPIX® Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one–hundredth. The TOPIX® Index is calculated by multiplying 100 by the figure obtained by dividing the current free–float adjusted market value (the sum of the products of the price and the number of free-float adjusted shares for index calculation of each component stock) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

The calculation of the Index can be represented by the following formula:

Index =	(	Current Market Value	)	x 100
Base Market Value

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX® Index. Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

(	Adjusted Market Value on Adjustment Date	)	=	(	(Adjusted Market Value on Adjustment Date ± Adjustment Amount))
	Base Market Value before adjustment				Base Market Value after adjustment

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX® Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value = Old Base Market Value x	(	(Adjusted Market Value on Adjustment Date ± Adjustment Amount))
Adjusted Market Value on Adjustment Date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TOPIX® Index, the Base Market Value is adjusted in such a way that the new value of the TOPIX® Index will equal the level of the TOPIX® Index immediately prior to such change.

Notes Linked to the TOPIX® Index	TS-7

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market value.

The following graph sets forth the historical performance of the Index in the period from January 2002 through October 2007. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On November 16, 2007, the closing level of the Index was 1,471.67.

License Agreement

ML&Co. and the TSE will enter into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Index in connection with the issuance and marketing of the Notes.

The license agreement will provide that the following information must be set forth in this term sheet:

“TOPIX Index Value and the TOPIX Trademarks are subject to the rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX Index such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Trademarks.

The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Trademarks or cease the use thereof.

The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the Tokyo Stock Exchange TOPIX Index Value and the TOPIX Trademarks or as to the figure at which the TOPIX Index Value stands on any particular day.

The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

No Products are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc.

The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the Products or an advice on investments to any purchaser of the Products or to the public.

The Tokyo Stock Exchange, Inc. neither selects specific shares or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Products, for calculation of the TOPIX Index Value.

Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the Products.”

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 1:00 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Index on a trading day will generally be available in the United States by the opening of

Notes Linked to the TOPIX® Index	TS-8

business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Index, and these limitations may, in turn, adversely affect the value of the Notes.

Notes Linked to the TOPIX® Index	TS-9

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement LN-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement LN-1) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement LN-1.

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting, included as Exhibit 99.1 in the Current Report on Form 8-K dated November 13, 2007 (“November 13, 2007 Form 8-K”) and the related financial statement schedule included in ML&Co.’s Form 10-K for the year ended December 29, 2006 are incorporated in this term sheet by reference, and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, the three-month and six-month periods ended June 29, 2007 and June 30, 2006, and the three-month and nine-month periods ended September 28, 2007 and September 29, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports for the quarters ended March 30, 2007, included as Exhibit 99.3 in the November 13, 2007 Form 8-K, June 29, 2007, included as Exhibit 99.2 in the November 13, 2007 Form 8-K, and September 28, 2007 included in ML&Co.’s Quarterly Reports on Form 10-Q (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Notes Linked to the TOPIX® Index	TS-10

Additional Note Terms

You should read this preliminary term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement LN-1 dated November 15, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507248532/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term preliminary sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Notes Linked to the TOPIX® Index	TS-11